Exhibit 3.1

FIBROCELL SCIENCE, INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, John M. Maslowski, does hereby certify that:
1.    He is the Chief Executive Officer of Fibrocell Science, Inc., a Delaware corporation (the “Corporation”).
2.    The Corporation is authorized to issue 5,000,000 shares of preferred stock, 0 of which have been issued.
3.    The following resolutions were duly adopted by a duly authorized committee (the “Committee”) of the board of directors of the Corporation (the “Board of Directors”):
WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;
WHEREAS, the Board of Directors is authorized to fix by resolution or resolutions the designations, powers, preferences and relative participating, optional and other rights, and the qualifications, limitations or restrictions thereof, of any of them;
WHEREAS, the Board of Directors granted authority to the Committee to fix by resolution or resolutions the designations, powers, preferences and relative participating, optional and other rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s Series A Convertible Preferred Stock; and
WHEREAS, it is the desire of the Committee, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to the Corporation’s Series A Convertible Preferred Stock, as follows:
NOW, THEREFORE, BE IT RESOLVED, that the Committee does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK
Section 1.Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Corporation or another specified Person, except a Subsidiary of the Corporation. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary in this definition, a Holder shall not be deemed to be an Affiliate of the Corporation or any of its Subsidiaries solely by virtue of ownership of the Preferred Stock.
“Alternate Consideration” shall have the meaning set forth in Section 7(b).
“Applicable Stated Value” means, for any Quarterly Period, the Stated Value on the first day of such Quarterly Period including all accrued dividends through the last day of the prior Quarterly Period.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means (i) the Corporation’s common stock, $0.001 par value per share and (ii) any other securities into which or for which any of the securities described in clause (i) above have been converted or exchanged pursuant to a plan of recapitalization, reclassification, reorganization, merger, sale of assets or otherwise.
“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Conversion Amount” means the sum of the Stated Value of the shares of Preferred Stock at issue.
“Conversion Date” shall have the meaning set forth in Section 6(a).
“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.
“DOJ” shall have the meaning set forth in Section 8.
“Equity Interests” shall mean and include capital stock, membership interests and other similar equity interests, and shall also include warrants or options to purchase capital stock, membership interests or other equity interests.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“FTC” shall have the meaning set forth in Section 8.
“Fundamental Transaction” shall have the meaning set forth in Section 7(b).
“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Holder” shall have the meaning given such term in Section 2.
“Holder Group” shall mean each Holder plus any other Person with which such Holder is considered to be part of a group under Section 13 of the Exchange Act or with which such Holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, each Holder may rely on the number of outstanding Equity Interests of such class as reflected in (i) the Corporation’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the SEC, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent notice by the Corporation or its Transfer Agent to such Holder setting forth the number of Equity Interests of such class then outstanding.
“HSR Act” shall have the meaning set forth in Section 8.
“Junior Securities” means the Common Stock, any class or series of preferred stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in redemption, distribution of assets upon a Liquidation or dividends.
“Liquidation” shall have the meaning set forth in Section 5.

“Maximum Percentage” shall mean 4.99%; provided, that if at any time after the date hereof a Holder Group beneficially owns (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) in excess of 4.99% of any class of Equity Interests in the Corporation that is registered under the Exchange Act (excluding any Equity Interests deemed beneficially owned by virtue of the Preferred Stock), then the Maximum Percentage shall automatically increase to 9.99% so long as such Holder Group beneficially owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon such Holder Group ceasing to beneficially own in excess of 4.99% of such class of Equity Interests).
“New York Courts” shall have the meaning set forth in Section 9(c).
“Notice of Conversion” shall have the meaning set forth in Section 6(a).
“Organizational Documents” shall mean, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.
“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.
“Preferred Stock” shall have the meaning set forth in Section 2(a).
“Preferred Stock Register” shall have the meaning set forth in Section 2(b).
“Principal Market” means, at any time, the securities exchange, quotation system or over-the-counter trading facility on which the Common Stock is then principally traded or quoted at such time.
“Purchase Agreement” means the Securities Purchase Agreement, dated as of March 7, 2017, by and among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Quarterly Period” means the period from the Original Issue Date through March 31, 2017, and every three calendar month period thereafter.
“Required Holders” means, at any time, the holders of at least 70% of the Preferred Stock at the time outstanding.
“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share Delivery Date” shall have the meaning set forth in Section 6(c).
“Stated Value” shall have the meaning set forth in Section 2(a), as the same may be increased pursuant to Section 3.
“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.
“Subsidiary” means, as of any time of determination and with respect to any Person, any corporation, partnership, limited liability company or limited liability partnership, all of the stock (or other equity interest) of every class of which, except directors’ qualifying shares (or any equivalent), shall, at such time, be owned by such Person either directly or through Subsidiaries and of which such Person or a Subsidiary shall have 100% control thereof, except directors’ qualifying shares. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Corporation.
“Successor Entity” shall have the meaning set forth in Section 7(b).
“Trading Day” means, at any time, a day on which the Principal Market is open for the general trading or quotation of securities and the Common Stock is traded or quoted thereon without suspension or interruption.
“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.
“Transfer Agent” means Broadridge Corporate Issuer Solutions, Inc., the current transfer agent of the Corporation, with a mailing address of 5 Mercedes Way, Edgewood, NY 11717 and a facsimile number of 201-714-8862, and any successor transfer agent of the Corporation.
“Underlying Shares” means the shares of Common Stock issued and issuable upon the conversion of the Preferred Stock (and dividends) and the Warrant Shares.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holders at the Closing in accordance with Section 2.2(a) of the Purchase Agreement, which Warrants shall be exercisable six (6) months following issuance date and have a term of exercise equal to 5 years following the issuance date, in the form of Exhibit B to the Purchase Agreement.
“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.
Section 2.Designation, Amount and Par Value.

(a)The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 8,000 (which shall not be subject to increase without the written consent of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”) constituting the Required Holders). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000, subject to increase as set forth in Section 3 below (the “Stated Value”).

(b)The Corporation shall register shares of the Preferred Stock, upon records to be maintained by the Corporation or the Transfer Agent for that purpose (the “Preferred Stock Register”), in the name of the Holders thereof from time to time. The Preferred Stock shall be issued in book entry only, provided that the Corporation shall issue one or more certificates representing shares of Preferred Stock, to the extent such issuance is requested by a given Holder. References herein to certificates representing the Preferred Stock shall apply only if such shares have been issued in certificated form. The Corporation may deem and treat the registered Holder of shares of Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three (3) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3.Dividends.

(a)Preferred Stock Dividend. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at a rate per share for any Quarterly Period (as a percentage of the Applicable Stated Value per share for such Quarterly Period) of 4% per annum (provided, however, that the dividend rate shall increase to 8% per annum commencing on the five year anniversary of the Original Issue Date) in accordance with the terms of this Certificate of Designation. Dividends on a share of Preferred Stock shall increase such share of Preferred Stock’s Stated Value and are payable by way of inclusion in the Stated Value (i) on each Conversion Date (with respect only to Preferred Stock being converted); (ii) upon Liquidation as set forth in Section 5; and (iii) upon occurrence of a Fundamental Transaction.

(b)Dividend Calculations. Dividends on the Preferred Stock shall be computed on the basis of a 365-day year and actual days elapsed, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Preferred Stock converted, provided that the Corporation actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein.

(c)Stock Dividend. If the Corporation, at any time while this Preferred Stock is outstanding, pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents of the Corporation (which, for the avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), the Corporation shall pay such dividend or make such distribution to the holders of the Preferred Stock in such amounts as each share of Preferred Stock would have been entitled to receive if such share of Preferred Stock was converted into shares of Common Stock at the time of payment of such stock dividend or distribution.

Section 4.Voting Rights; Redemption.

(a)Except as otherwise provided in this Section 4 or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Required Holders, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its Organizational Documents in any manner that adversely affects any rights of the Holders, (c) authorize or create any class of stock ranking as to redemption, distribution of assets upon a Liquidation or dividends senior to, or otherwise pari passu with, the Preferred Stock, (d) declare or make any dividends other than dividend payments or other distributions payable solely in Common Stock or (e) enter into any agreement with respect to any of the foregoing.

(b)The Corporation shall not have the right to redeem any share of Preferred Stock.

Section 5.Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to such Holder’s then Stated Value for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.Conversion.

(a)Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the then Stated Value of such share of Preferred Stock by the Conversion Price and subject to adjustment as set forth in Section 7 hereof. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock shall be canceled and shall not be reissued.

(b)Conversion Price. The conversion price for the Preferred Stock shall equal $0.7757, subject to adjustment herein (the “Conversion Price”).

(c)Mechanics of Conversion

(i)Delivery of Conversion Shares Upon Conversion. No later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the Conversion Shares (including shares of Common Stock representing the payment of accrued but unpaid dividends otherwise determined pursuant to Section 3). The Corporation shall deliver the Conversion Shares electronically through the

Depository Trust Company or another established clearing corporation performing similar functions.

(ii)Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, all such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of all such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the applicable Holder any original Preferred Stock certificate delivered to the Corporation and the applicable Holder shall promptly return to the Corporation any Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii)Obligation Absolute. Subject to Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(ii) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(iv)Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock (including accrued but unpaid dividends thereon), free from preemptive rights or any other actual contingent purchase rights of Persons other than the applicable Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock (including accrued but unpaid dividends thereon). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v)Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Preferred Stock (including accrued but unpaid dividends thereon). As to any fraction of a share of Common Stock which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round down to the next whole share.
(vi)Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Stock (including accrued but unpaid dividends thereon) shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

(d)Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, each Holder shall not be entitled to receive Equity Interests of the Corporation upon conversion of its Preferred Stock (in whole or in part) into the Corporation’s Common Stock to the extent (but only to the extent) that such conversion or receipt would cause such Holder’s Holder Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds the Maximum Percentage of the Equity Interests of such class that are outstanding at such time. This limitation on beneficial ownership may be increased, decreased or terminated, in such Holder’s sole discretion, upon sixty-one (61) days’ notice to the Corporation by such Holder. Any purported delivery of Equity Interests in connection with the occurrence of the limitation set forth in this Section 6(d) prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in such Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. If any delivery of Equity Interests owed to such Holder following the occurrence of the limitation set forth in this Section 6(d) is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such Equity Interests as promptly as practicable after such Holder gives notice to the Corporation that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. To the extent limitations contained in this Section 6(d) apply, the determination of whether the Preferred Stock is exercisable and of which portion of the Preferred Stock is exercisable shall be the sole responsibility and in the sole determination of such Holder and the submission of a Notice of Conversion shall be deemed to constitute such Holder's determination that the issuance of the full number of Conversion Shares requested in the Notice of Conversion is permitted hereunder, and the Corporation shall not have any obligation to verify or confirm the accuracy of such determination. For any reason at any time, upon written or oral request of such Holder, the Corporation shall, within one (1) Trading Day of such request, confirm orally and in writing to such Holder the number of Equity Interests of any class then outstanding, it being understood that such Holder may rely on such confirmation from the Corporation for purposes of such Holder’s determination referenced in the preceding sentence. The provisions of this Section 6(d) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

Section 7.Certain Adjustments.

(a)Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

(b)Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common

Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Preferred Stock, each Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of the Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Preferred Stock (including accrued but unpaid dividends thereon) is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of the Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Preferred Stock (including accrued but unpaid dividends thereon) following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance reasonably satisfactory to such Holder and approved by such Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of the Preferred Stock, deliver to such Holder in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Preferred Stock (including accrued but unpaid dividends thereon) (without regard to any limitations on the conversion of the Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such Conversion Price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to such Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(c)Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d)Notice to the Holders.

(i)Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation or (F) the Corporation enters into any definitive agreement for a Fundamental Transaction, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange or other Fundamental Transaction is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(e)Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Closing make or issue or set a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than as described in Section 7(a)) or in cash or other property, then and in each such event provision shall be made so that the Holders shall receive upon conversion hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Corporation, cash or other property which the Holders would have been entitled to receive had the Preferred Stock been converted on the date of such event and had the Holders thereafter, during the period from the date of such event to and including the Conversion Date retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 7 with respect to the rights of the Holders.

(f)Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions, then the Corporation’s board of directors, acting in good faith and consistent with its fiduciary duties, shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders.

(g)No Impairment. The Corporation will not, by amendment of its Organizational Documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, but will at all times in good faith assist in the carrying out of all such terms and in taking all such action as may be necessary or appropriate in order to protect the rights of the Holders against impairment. Without limiting the generality of the foregoing, the Corporation (i) will not increase the par value of any shares of stock receivable on the conversion of all or any portion of the Preferred Stock above the amount payable therefor on such conversion, and (ii) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of stock on the conversion of all or any portion of the Preferred Stock.

Section 8.Antitrust Notification. If a Holder determines, in its sole judgment upon the advice of counsel, that the conversion of all or any portion of Preferred Stock owned by such Holder pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Corporation shall file as soon as practicable after the date on which the Corporation receives notice from such Holder of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required to be filed by it pursuant to the HSR Act in connection with such conversion (and in any event the Corporation shall make such filing no later than seven (7) Business Days after the date on which such Holder filed with the FTC and DOJ the notification and report form required to be filed by such Holder pursuant to the HSR Act in connection with such conversion). Any such notification and report form will be in full compliance with the requirements of the HSR Act. The Corporation will furnish to such Holder and such Holder shall furnish to the Corporation promptly (but in no event more than five (5) Business Days after receipt of a reasonable request therefore) such information and assistance as the other party may reasonably request in connection with the preparation of any filing or submission required to be filed by such Holder or the Corporation under the HSR Act. The Corporation and such Holder shall respond promptly after receiving any inquiries or requests for additional information from the FTC or the DOJ during the HSR waiting period. Each party shall keep the other apprised periodically and at the other party’s request of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. Such Holder shall bear all filing or other fees required to be paid by the Corporation and such Holder (or the “ultimate parent entity” of such Holder, if any) under the HSR Act or any other applicable law in connection with such filings and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Corporation and such Holder in connection with the preparation of such filings and responses to inquiries or requests. In the event that this Section 8 is applicable to any conversion of all or any portion of the Preferred Stock owned by such Holder, the acquisition by such Holder of the Conversion Shares subject to such conversion shall be subject to the expiration or earlier termination of the waiting period under the HSR Act (with the Conversion Date being deemed to be the date immediately following the date of such expiration or early termination).

Section 9.Miscellaneous.

(a)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Chief Executive Officer, facsimile number (484) 713-6001, e-mail address jmaslowski@fibrocell.com or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address set forth in this Section 9 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate reasonably satisfactory to the Corporation, and of the ownership hereof reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d)Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Preferred Stock granted hereunder may be waived as to all shares of Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the holders of not less than such higher percentage shall be required.

(e)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h)Status of Converted Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

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RESOLVED, FURTHER, that the president or any vice president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolutions and the provisions of Delaware law.

The undersigned has executed this Certificate of Designation this 7th day of March, 2017.

/s/ John M. Maslowski

Name: John M. Maslowski
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock (including accrued but unpaid dividends thereon) indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Fibrocell Science, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.
As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder Group, including the number of shares of Common Stock issuable upon conversion of the Preferred Stock (including accrued but unpaid dividends thereon) subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon conversion of the remaining, unconverted Preferred Stock beneficially owned by such Holder Group is [●]. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission, subject to the provisions of the definition of “Maximum Percentage” set forth in the Certificate of Designation for the Series A Convertible Preferred Stock.

Conversion calculations: ________________________________________________________

Date to Effect Conversion: ______________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: ________________________

Number of shares of Preferred Stock to be Converted: _________________________________

Stated Value of shares of Preferred Stock to be Converted: _____________________________

Number of shares of Common Stock to be Issued: ____________________________________

Applicable Conversion Price: ____________________________________________________

Number of shares of Preferred Stock subsequent to Conversion: _________________________

Address for Delivery: ___________________________________________________________
or

DWAC Instructions:
Broker no: _____________
Account no: ____________

[HOLDER]

By: ______________________________________
Name:
Title:

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